Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports First Quarter 2019 Results

DALLAS (May 15, 2019) Income Opportunity Realty Investors, Inc. (NYSE American: IOT), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2019. The Company reported net income applicable to common shares for the three months ended March 31, 2019 of $970,000 or $0.23 per share, as compared to net income applicable to common shares of $702,000 or $0.17 per share for the three months ended March 31, 2018.

Our primary business is investing in real estate and financing real estate and real estate related activities through investments in mortgage loans.

Revenues

At March 31, 2019 the Company had no real estate holdings. The principal source of income for the Company is interest income.

Expenses

General and administrative expenses were $133 thousand for the three months ended March 31, 2019. This represents an increase of $10 thousand, compared to general and administrative expenses of $123 thousand for the three months ended March 31, 2018. This increase was primarily driven by an increase in administrative fees of approximately $22 thousand offset by a decrease in legal and regulatory fees of $10 thousand.

Advisory fees were $181 thousand for the three months ended March 31, 2019 compared to $164 thousand for the same period in 2018 for an increase of $17 thousand. Advisory fees are computed based on a percentage of gross assets

Net income fee to related party was $100 thousand for the three months ended March 31, 2019. This represents an increase of $47 thousand, compared to the net income fee of $53 thousand for the three months ended March 31, 2018. The net income fee paid to our Advisor is calculated as a percentage of net income.

Other income (expense)

Interest income increased to $1.6 million for the three months ended March 31, 2019 compared to $1.0 million for the same period in 2018.  The increase of $600 thousand was primarily due to an increase in the receivable amount owed from our Advisor and other related parties.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

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INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(dollars in thousands, except per share amounts)
Expenses:
General and administrative (including $60 and $69 for the three months and $147 and $133 for the six months ended 2019 and 2018, respectively, to related parties)	$175	$153	$308	$276
Net income fee to related party	90	53	190	106
Advisory fee to related party	183	168	364	332
Total operating expenses	448	374	862	714
Net operating loss	(448)	(374)	(862)	(714)

Other income (expenses):
Interest income from related parties	1,677	1,081	3,319	2,123
Other Income	147	—	147	—
Total other income	1,824	1,081	3,466	2,123
Income before taxes	1,376	707	2,604	1,409
Income tax expense	289	—	547	—
Net income	$1,087	$707	$2,057	$1,409

Earnings per share - basic and diluted
Net income	$0.26	$0.17	$0.49	$0.34

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

The accompanying notes are an integral part of these consolidated financial statements.

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INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(Unaudited)	(Audited)
	(dollars in thousands, except par value amount)
Assets
Notes and interest receivable from related parties	$14,015	$14,030
Total notes and interest receivable	14,015	14,030
Cash and cash equivalents	7	4
Receivable and accrued interest from related parties	84,163	82,089
Total assets	$98,185	$96,123

Liabilities and Shareholders’ Equity
Liabilities:
Accounts payable and other liabilities	$31	$26
Total liabilities	31	26
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,214 shares in 2019 and 2018	42	42
Treasury stock at cost, 5,461 shares in 2019 and 2018	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	36,196	34,139
Total shareholders’ equity	98,154	96,097
Total liabilities and shareholders’ equity	$98,185	$96,123

The accompanying notes are an integral part of these consolidated financial statements.